Exhibit 99.1

News Release

PartnerRe Ltd. Board of Directors Authorizes Repurchase of up to 8 Million Shares

PEMBROKE, Bermuda, February 25, 2010 -- PartnerRe Ltd. (NYSE,Euronext:PRE) today announced that its Board of Directors has approved a new share repurchase authorization up to a total of 8 million common shares. This replaces the prior authorization of 5 million common shares announced by the Company in September 2008. To date in 2010, the Company has repurchased a total of 1.8 million common shares.

From time to time, and depending on market conditions, the repurchase program will be accomplished in open market or privately negotiated transactions.

PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2009, total revenues were $5.4 billion, and at December 31, 2009 total assets were $23.7 billion, total capital was $8.0 billion and total shareholders’ equity was $7.6 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Relations

Sard Verbinnen
(212) 687-8080
Drew Brown/Brianna Kelly

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House South	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08